Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Navigant Consulting, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-81680, 333-30267, 333-103405, 333-127988, 333-135022, 333-141256 and 333-149427) of Navigant Consulting, Inc. and subsidiaries (the “Company”) of our reports dated February 17, 2012 relating to the consolidated balance sheets of Navigant Consulting, Inc. and subsidiaries at December 31, 2011 and 2010 and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, the related financial statement schedule, and the effectiveness of internal control over financial reporting at December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Navigant Consulting, Inc.

/s/ KPMG LLP
KPMG LLP

Chicago, Illinois

February 17, 2012